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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $1.9 Million in the First Quarter of 2015

HAMBURG, NY, April 29, 2015 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2015.

HIGHLIGHTS OF THE 2015 FIRST QUARTER

•	Generated net income of $1.9 million, or $0.44 per diluted share
•	Loans increased $41.0 million, or 6.2%, to $701.7 million from March 31, 2014
•	Strong low-cost deposit growth drove total deposit balances to $780.4 million, up $58.4 million, or 8.1%, from the prior-year period
•	Net interest income for the quarter increased 3.9% to $7.6 million, primarily driven by growth in loans and non-interest bearing demand deposits
•	Bank assets exceed $900 million

Net income was $1.9 million, or $0.44 per diluted share, in the first quarter of 2015 compared with $2.0 million, or $0.47 per diluted share, in the first quarter of 2014.  On a pre-tax basis, net income in the first quarter of 2015 surpassed the prior year period by $12 thousand.  Return on average equity was 8.74% for the first quarter of 2015 compared with 10.01% in the first quarter of 2014.

“The first quarter of 2015 was another period of solid performance in growth and profitability.  This puts us on pace with the first quarter of 2014 which was the start of a record earnings year. Lending activity, particularly commercial lending, was robust, along with significant deposit growth as demand balances grew 21% year over year,” said David J. Nasca, President and CEO of Evans Bank and its holding company.  “In addition to notable net interest income growth, the Bank has shown strong expense discipline, successfully managing operating expenses lower to offset the impact of higher than usual damage and losses experienced by our insurance operations due to a historic snow storm late in 2014. We continue to deliver results despite a difficult environment facing all banks, with pressure on margins due to low rates and intense competition lowering loan yields.”

Net Interest Income

Net interest income was $7.6 million in the first quarter, an increase of $0.3 million, or 3.9%, from the prior-year period, reflecting strong loan growth.  First quarter net interest income was down $0.9 million, or 10.2%, from the trailing fourth quarter of 2014 which benefited from approximately $0.6 million of accelerated fee income due to two commercial loan payoffs.

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

Net interest margin of 3.84% improved 5 basis points over the 2014 first quarter rate of 3.79%, and was primarily impacted by a 2 basis point decrease in pricing on Evans’ interest bearing liabilities, combined with a 2 basis point increase in the yield on interest-earning assets as lower interest-earning fed funds were invested into higher yielding loans.  When compared with the trailing fourth quarter rate of 4.32%, first quarter net interest margin was down 48 basis points.  Excluding the accelerated loan fees of $0.6 million mentioned previously, the adjusted fourth quarter net interest margin was 4.03%.  The 19 basis point decrease from the adjusted fourth quarter margin was primarily due to a decrease in the yield on interest-earning assets.

The provision for loan losses was $201 thousand in the 2015 first quarter, up slightly from $153 thousand in the prior-year period. When compared with the trailing fourth quarter of 2014, the provision decreased by $373 thousand as a result of significant pay-downs on impaired loans.

Non-Interest Income

Non-interest income was $3.1 million, or 28.8% of total revenue, in the quarter, down $0.3 million, or 9.7%, from the prior-year period.  Insurance agency revenue of $1.8 million was down $0.3 million, or 14.2%, from the 2014 first quarter, due mostly to decreases in personal property and casualty and profit sharing revenue.  The profit sharing decrease was driven by damage and losses sustained by customers during a historic snow storm in November 2014. Compared with the trailing fourth quarter of 2014, total non-interest income increased by $2.8 million due mainly to the loss on a tax credit investment, which had a corresponding tax benefit in the fourth quarter of 2014.

Non-Interest Expense

Total non-interest expense was $7.5 million in the first quarter, a decrease of 1.4% from the prior-year period.  Personnel expenses, the largest expense category for the Company, were up $0.1 million, or 2.1%, from last year’s first quarter, and reflect annual merit increases and personnel hires to support the Company’s growth strategy. Disciplined expense management resulted in an aggregated decrease in all other expense categories of $205 thousand compared with the 2014 first quarter.  Compared with the trailing fourth quarter of 2014, total non-interest expense was down $0.3 million, or 3.9%.

Income tax expense for the quarter was $1.0 million, representing an effective tax rate of 35.1% compared with an effective tax rate of 31.1% in the first quarter of 2014.  The increase was due to one-time adjustments to deferred tax assets as a result of statutory changes made by New York State legislation in 2014 that came into effect on January 1, 2015.

Balance Sheet Highlights

Total assets were $904.4 million at March 31, 2015, up 6.8% over the end of the first and fourth quarter periods of 2014.  Loans of $701.7 million grew 6.2% from $660.7 million at March 31, 2014 and were up 0.9% from $695.7 million at December 31, 2014.  The increase over both periods was primarily due to growth in the commercial real estate and commercial and industrial loan portfolios.

Gary A. Kajtoch, Executive Vice President and CFO, commented, “We continued to successfully execute our financial strategies.  We are capturing high quality in-market commercial loans and funding them with strong core deposit growth.  Though margin headwinds are expected in 2015 given low rates and competitive pressures, we believe we are well positioned with a strong balance sheet and loan pipeline.”

Investment securities were $102.3 million at March 31, 2015, up 2.5% from the end of first quarter 2014, and up 2.2% from the trailing 2014 fourth quarter.

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

Total deposits increased $58.4 million, or 8.1%, to $780.4 million at March 31, 2015, from $721.9 million at March 31, 2014, and increased $72.7 million, or 10.3%, from the 2014 fourth quarter-end.  The year-over-year growth was mainly attributable to increases in demand deposits and savings accounts, which increased $30.0 million, or 21.4%, and $22.6 million, or 5.7%, respectively. The growth over the fourth quarter was due to increases in savings deposits, NOW accounts, and demand deposits. In the first quarter the Bank introduced a new money market account that has been successful in acquiring new customer deposit relationships and providing cross sell opportunities.

Asset Quality

The ratio of non-performing loans to total loans increased to 1.68% at March 31, 2015, from 0.79% at March 31, 2014, and from 1.52% at December 31, 2014.  The increase over the first quarter of 2014 was due to a $6.6 million increase in non-performing loans related primarily to a single commercial loan.

There were net recoveries in the first quarter, resulting in a (0.03%) ratio of net charge offs to average total loans.  This was a change from net recoveries of (0.05%) in the first quarter of 2014, and from negligible net recoveries in the fourth quarter of 2014.

The ratio of the allowance for loan losses to total loans was 1.82% at March 31, 2015, compared with 1.80% at December 31, 2014, and 1.78% at March 31, 2014.  The coverage ratio was 108.3% at March 31, 2015 compared with 118.3% at the end of the trailing fourth quarter and 224.7% at the end of the 2014 first quarter. The decrease in coverage ratio from the end of the 2014 first quarter was due to the single commercial loan mentioned above.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.81% at March 31, 2015.  Book value per share was $20.49 at March 31, 2015 compared with $20.41 at December 31, 2014 and $19.41 at March 31, 2014.  Tangible book value per share at March 31, 2015 was $18.58, up 6.5% from the end of the first quarter of 2014 and up 0.5% from the trailing fourth quarter of 2014.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $904 million in assets and $780 million in deposits at March 31, 2015.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
ASSETS
Investment Securities	$102,289	$100,057	$104,223	$107,290	$99,812
Loans	701,738	695,664	685,340	663,399	660,695
Allowance for loan losses	(12,777)	(12,533)	(11,955)	(11,522)	(11,734)
Goodwill and intangible assets	8,101	8,101	8,101	8,128	8,168
All other assets	105,001	55,520	55,643	63,261	89,935
Total assets	$904,352	$846,809	$841,352	$830,556	$846,876

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	169,965	158,631	153,065	148,559	139,975
NOW deposits	82,956	72,670	72,343	73,645	79,531
Regular savings deposits	416,317	363,542	367,277	376,759	393,735
Time deposits	111,120	112,792	117,110	108,207	108,702
Total deposits	780,358	707,635	709,795	707,170	721,943
Borrowings	22,003	38,808	34,976	30,450	31,704
Other liabilities	15,290	14,578	12,607	9,987	12,712
Total stockholders' equity	$86,701	$85,788	$83,974	$82,949	$80,517

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,230,895	4,203,684	4,190,195	4,179,758	4,147,666
Book value per share	$20.49	$20.41	$20.04	$19.84	$19.41
Tangible book value per share	$18.58	$18.48	$18.11	$17.90	$17.44
Tier 1 leverage ratio	10.81%	10.84%	10.56%	10.04%	10.20%
Tier 1 risk-based capital ratio	13.34%	13.60%	13.42%	13.10%	13.44%
Total risk-based capital ratio	14.54%	14.85%	14.67%	14.35%	14.70%

ASSET QUALITY DATA
Total non-performing loans	$11,803	$10,591	$5,392	$5,445	$5,221
Total net loan charge-offs
(recoveries)	(43)	(5)	(106)	388	(79)

Non-performing loans /
Total loans	1.68%	1.52%	0.79%	0.82%	0.79%
Net loan charge-offs (recoveries)/
Average loans	(0.03)%	-%	(0.06)%	0.24%	(0.05)%
Allowance for loans to
total loans	1.82%	1.80%	1.74%	1.74%	1.78%

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2015	2014	2014	2014	2014
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$8,456	$9,327	$8,576	$8,592	$8,219
Interest expense	875	887	899	910	921
Net interest income	7,581	8,440	7,677	7,682	7,298
Provision for loan losses	201	574	326	176	153
Net interest income after provision	7,380	7,866	7,351	7,506	7,145

Deposit service charges	409	432	482	464	461
Insurance service and fee revenue	1,829	1,526	1,888	1,586	2,131
Bank-owned life insurance	137	140	138	151	145
Loss on tax credit investment	-	(2,596)	-	-	-
Other income	691	812	1,002	854	658
Total non-interest income	3,066	314	3,510	3,055	3,395

Salaries and employee benefits	4,794	4,792	4,792	4,564	4,695
Occupancy	695	720	720	685	743
Repairs and maintenance	173	186	190	180	176
Advertising and public relations	211	218	146	281	222
Professional services	511	445	438	418	518
Technology and communications	259	304	247	278	300
Amortization of intangibles	-	-	27	40	41
FDIC insurance	147	142	137	112	162
Litigation expense	-	-	-	1,000	-
Other expenses	722	1,008	788	774	761
Total non-interest expenses	7,512	7,815	7,485	8,332	7,618

Income before income taxes	2,934	365	3,376	2,229	2,922
Income tax (benefit) provision	1,029	(1,941)	1,086	650	909
Net income	$1,905	$2,306	$2,290	$1,579	$2,013

PER SHARE DATA
Net income per common share-diluted	$0.44	$0.54	$0.54	$0.37	$0.47
Cash dividends per common share	$0.36	$-	$0.34	$-	$0.31
Weighted average number of
diluted shares	4,291,676	4,268,069	4,260,759	4,248,249	4,284,016

PERFORMANCE RATIOS
Return on average total assets	0.89%	1.09%	1.09%	0.76%	0.96%
Return on average stockholders' equity	8.74%	10.79%	10.84%	7.69%	10.01%
Efficiency ratio	70.56%	68.85%	66.67%	77.23%	70.86%

Evans Bancorp Reports Net Income of $1.9 million in the First Quarter of 2015

April 29, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2015	2014	2014	2014	2014
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

AVERAGE BALANCES
Loans and leases, net	$682,653	$675,144	$666,029	$647,169	$641,265
Investment securities	100,886	102,106	106,086	105,380	103,491
Interest bearing deposits at banks	6,624	4,582	2,134	18,625	26,238
Total interest-earning assets	790,163	781,832	774,249	771,174	770,994
Non-interest earning assets	64,372	62,961	64,729	64,944	65,919
Total Assets	$854,535	$844,793	$838,978	$836,118	$836,913

NOW	77,072	70,723	72,337	73,873	71,190
Regular savings	343,523	335,401	342,678	345,620	357,471
Muni-vest savings	26,494	34,091	28,304	38,255	31,419
Time deposits	112,224	119,240	108,580	108,699	109,549
Total interest-bearing deposits	559,313	559,455	551,899	566,447	569,629
Other borrowings	33,852	32,290	35,592	32,410	35,213
Total interest-bearing liabilities	593,165	591,745	587,491	598,857	604,842

Demand deposits	159,388	155,118	155,508	145,018	139,503
Other non-interest bearing liabilities	14,785	12,467	11,465	10,101	12,090
Stockholders' equity	87,197	85,463	84,514	82,142	80,478
Total Liabilities and Equity	$854,535	$844,793	$838,978	$836,118	$836,913

YIELD/RATE
Loans and leases, net	4.58%	5.12%	4.72%	4.87%	4.68%
Investment securities	2.55%	2.66%	2.68%	2.65%	2.68%
Interest bearing deposits at banks	0.06%	0.17%	0.19%	0.32%	0.23%
Total interest-earning assets	4.28%	4.77%	4.43%	4.46%	4.26%

NOW	0.41%	0.44%	0.45%	0.44%	0.42%
Regular savings	0.30%	0.27%	0.27%	0.27%	0.28%
Muni-vest savings	0.21%	0.22%	0.23%	0.22%	0.22%
Time deposits	1.55%	1.58%	1.55%	1.55%	1.52%
Total interest-bearing deposits	0.56%	0.57%	0.55%	0.53%	0.53%
Other borrowings	1.09%	1.16%	1.64%	1.89%	1.87%
Total interest-bearing liabilities	0.59%	0.60%	0.61%	0.61%	0.61%

Interest rate spread	3.69%	4.17%	3.82%	3.85%	3.65%
Contribution of interest-free funds	0.15%	0.15%	0.15%	0.13%	0.14%
Net interest margin	3.84%	4.32%	3.97%	3.98%	3.79%